                                                     Pursuant to Rule 424(b)(3)
                                                              File No. 333-10915

         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 10, 1996

                          ROTECH MEDICAL CORPORATION

              $110,000,000 Principal Amount of 5 1/4% Convertible
                       Subordinated Debentures Due 2003
                   (Interest Payable June 1 and December 1)

                       4,190,476 Shares of Common Stock

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  The Prospectus dated September 10, 1996, is hereby supplemented as follows to restate, in its entirety, the "Selling Securityholders" section beginning on page 20 of the Prospectus:

                            SELLING SECURITYHOLDERS

  The following tables sets forth certain information as of September 6, 1996 (except as otherwise noted) as to the security ownership of the Selling Securityholders. Except as set forth below, none of the Selling
Securityholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                            AGGREGATE PRINCIPAL    NUMBER OF
                                                 AMOUNT OF      SHARES OF COMMON
                                            DEBENTURES THAT MAY  STOCK THAT MAY
NAME                                              BE SOLD           BE SOLD*
----                                        ------------------- ----------------
Nomura Securities (Bermuda) Ltd...........       $1,875,000           71,428
SMM Co. BV................................        2,950,000          112,380
LCMS Foundation...........................        1,000,000           38,095
New York Life Separate Account #7.........        1,500,000           57,142
Robertson Stephens & Co., LLC.............          400,000           15,238
Catholic Mutual Relief Society of America.          150,000            5,714
Catholic Mutual Relief Society of America
 Retirement Plan and Trust................          350,000           13,333
Societe Generale Securities Corp..........          750,000           28,571
ICI American Holdings Pension.............          225,000            8,571
Zeneca Holdings Pension...................          225,000            8,571
Delaware State Retirement Fund--Froley,
 Revy.....................................          450,000           17,142
WAFRA Discretionary.......................          270,000           10,285
SAIF Corporation..........................          900,000           34,285
Oregon Equity Fund........................        2,025,000           77,142
Nalco Chemical Retirement.................           90,000            3,428
Kapiolani Medical Center..................          180,000            6,857
Queen's Health Systems....................          135,000            5,142
Smith Barney Inc.(3)......................       15,490,000          590,095
Lipco Partners, L.P.......................        1,800,000           68,571
San Diego City Retirement.................          155,000            5,904
Occidental College........................           45,000            1,714
San Diego County Convertible..............          540,000           20,571
Boston Museum of Fine Arts................           15,000              571
Engineers Joint Pension...................           75,000            2,857
Wake Forest University....................          120,000            4,571
N-A Income & Growth Fund..................          460,000           17,523
Presbyterian Healthcare...................          100,000            3,809
Austin Firefighters.......................           55,000            2,095
Baptist Hospital of Miami.................           65,000            2,476
AIM Charter Fund, a Series of Aim Equity
 Funds, Inc...............................       10,000,000          380,952
AIM Balanced Fund, a Series of AIM Funds
 Group....................................        1,200,000           45,714
AIM V.I. Growth and Income Fund, a Series
 of AIM Variable Insurance
 Funds, Inc...............................          400,000           15,238
Castle Convertible Fund, Inc..............          500,000           19,047
LB Series Fund, Inc.--High Yield Portfo-
 lio......................................        5,650,000          215,238
Lutheran Brotherhood High Yield Fund......        3,850,000          146,666
Mainstay Convertible Fund.................        4,500,000          171,428
Robertson Stephens Investment Management
 L.P.(1)..................................        1,350,000           51,428
Value Line Convertible Fund...............          500,000           19,047
Allstate Insurance Company................        2,500,000           95,238
Aetna Variable Fund.......................        2,790,000          106,285
Aetna Growth and Income Fund..............          210,000            8,000
Paloma Securities L.L.C...................           50,000            1,904
CFW-C, L.P................................        7,000,000          266,666
Lincoln National Convertible Securities
 Fund.....................................        2,520,000           96,000
Lincoln National Life Insurance Company--
 Corporate Convertible Securities Pool....        4,970,000          189,333
Weirton Trust Convertibles................          620,000           23,619
United Naitonal Insurance--American Manu-
 facturing................................          120,000            4,571
Bank of America Convertible Securities
 Fund(2)..................................          280,000           10,666
Pacific Horizon Capital Income Fund(2)....        3,000,000          114,285
Any other Selling Securityholders or fu-
 ture transferee from any such Selling
 Securityholder(4)........................       25,595,000          975,070
                                               ------------        ---------
                                               $110,000,000        4,190,476

--------
(1) Information is as of September 9, 1996.
(2) Information is as of September 18, 1996.
(3) Information is as of October 2, 1996.
(4) Information regarding these persons or entities will be added by supplement to this Prospectus.
 * Assumes a conversion price of $26.25 per share and a cash payment in lieu of any fractional share interest.

  The preceding table has been prepared based upon information furnished to the Company by the Depository Trust Company, PNC Bank, Kentucky, Inc., trustee under the Indenture, and by or on behalf of the Selling Securityholders. Additional information concerning ownership of the Debentures and Conversion Shares offered hereby rests with certain holders of the Debentures and Conversion Shares who are not named in the preceding table, with whom the Company believes it has no affiliation and from whom the Company has received no response to its request for such information.

  In view of the fact that Selling Securityholders may offer all or a portion of the Debentures or Conversion Shares held by them pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Debentures or the number of Conversion Shares that will be held by the Selling Securityholders after completion of the offering made hereby. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their Debentures and/or Conversion Shares, since the date on which they provided the information set forth above, in transactions exempt from the registration requirements of the Securities Act.

  Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefor the number of shares issuable upon conversion of the Debentures, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Debentures and the number of Conversion Shares issuable upon conversion of the Debentures offered hereby may increase or decrease.

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          The date of this Prospectus Supplement is October 10, 1996



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